As filed with the United States Securities and Exchange Commission on July 18, 2024.

Registration No. 333-271589

333-274426

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-271589

FORM S-3

REGISTRATION STATEMENT NO. 333-274426

UNDER THE SECURITIES ACT OF 1933

ASTRA SPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1270303
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 Skyhawk Street

Alameda, CA 94501

(866) 278-7217

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chris Kemp

Chief Executive Officer c/o Astra Space, Inc.

1900 Skyhawk Street

Alameda, CA 94501

(510) 966-5279

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Katheryn A. Gettman, Esq.

Cozen O’Connor P.C.

33 South 6th Street, Suite 3800

Minneapolis, MN 55402

(612) 260-9000

Approximate date of commencement of proposed sale to the public: N/A. The registrant is filing these post-effective amendments to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by Astra Space, Inc. (the “Registrant”) to deregister all securities remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

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Registration Statement on Form S-3 (No. 333-271589) filed with the SEC on May 2, 2023, as amended by Pre-Effective Amendment No.  1 to Form S-3, filed with the SEC on May 4, 2023, and Pre-Effective Amendment No. 2 to Form S-3, filed with the SEC on May 8, 2023, pertaining to the registration for offer and sale from time to time of up to $100 million of the Registrant’s debt securities, preferred stock, common stock, debt warrants, equity warrants, rights and units; and

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Registration Statement on Form S-3 (No. 333-274426) filed with the SEC on September 8, 2023, as amended by Pre-Effective Amendment No.  1 to Form S-3, filed with the SEC on September 20, 2023, pertaining to the registration for offer and sale from time to time of up to $100 million of the Registrant’s debt securities, preferred stock, common stock, debt warrants, equity warrants, rights and units.

On July 18, 2024, pursuant to the Agreement and Plan of Merger, dated as of March 7, 2024, by and among Apogee Parent Inc., a Delaware corporation (“Parent”), Apogee Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on July 18, 2024.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on July 18, 2024.

Astra Space, Inc.

By:	/s/ Axel Martinez
Name: Axel Martinez Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.